NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF WYOMING

VirExit Technologies, Inc.

CUSIP NO. 727674 10 2

AUTHORIZED COMMON STOCK: UNLIMITED SHARES
PAR VALUE: $0.001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

— Shares of **VirExit Technologies, Inc.** Common Stock —

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

CHIEF EXECUTIVE OFFICER


VirExit Technologies, Inc.
CORPORATE
Seal
WYOMING

PRESIDENT

Countersigned & Registered: Globex Transfer, LLC
(813) 344-4490

By____________________
Authorized Signature